Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of FirstMerit Corporation, which appears in FirstMerit Corporation’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
November 13, 2006